Form 10-K, Exhibit 13
period 1996-12-31
UNITED STATES GOLD TRUST
filed 1997-03-27
CIK 862352

REPORT OF INDEPENDENT AUDITORS


Unitholders, Trustee and Sponsor
United States Gold Trust



We have audited the accompanying statements of assets and liabilities of the Bullion Portfolio and the Coin Portfolio, comprising United States Gold Trust, as of December 31, 1996 and 1995, including the schedules of investments as of December 31, 1996, and the related statements of operations and changes in net assets for each of the three years in the period ended December 31, 1996 and the selected per unit data and ratios for each of the years since 1992. These financial statements and per unit data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments as of December 31, 1996 and 1995, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of the Bullion Portfolio and the Coin Portfolio, comprising United States Gold Trust, at December 31, 1996 and 1995, the results of their operations and changes in their net assets for each of the three years in the period ended December 31, 1996 and the selected per unit data and ratios for each of the years since 1992, in conformity with generally accepted accounting principles.

                                                   ERNST & YOUNG LLP

Chicago, Illinois
March 24, 1997

                            UNITED STATES GOLD TRUST
                      STATEMENTS OF ASSETS AND LIABILITIES

                                             Bullion Portfolio                Coin Portfolio

                                       ----------------------------      ---------------------------
                                                December 31                     December 31
                                       ----------------------------      ---------------------------
                                           1996            1995             1996           1995
                                       ------------     -----------      -----------     -----------

ASSETS
Investments, at value
  (based on bid side evaluation)
  (cost:  $2,092,158, $2,384,540,
   $3,173,783 and $4,163,696,
   respectively)
  Gold Bullion                         $  2,127,172     $ 2,530,281     $         -     $         -
  American Eagle Gold Coins                       -               -       3,222,138       4,426,671
Cash                                         42,264          21,408               -               -
                                       ------------     -----------     -----------     -----------
  Total Assets                            2,169,436       2,551,689       3,222,138       4,426,671

LIABILITIES

Bank overdraft                                   -                -          13,292          11,805
Payable to Sponsor                           4,620            5,435           7,864           8,938
Payable to Trustee                           2,500            2,718           3,932           4,469
Other accrued liabilities                    1,338            2,707           4,560           4,606
                                       -----------      -----------     -----------     -----------
  Total Liabilities                          8,458           10,860          29,648          29,818
                                       -----------      -----------     -----------     -----------

NET ASSETS                             $ 2,160,978      $ 2,540,829     $ 3,192,490     $ 4,396,853
                                       ===========      ===========     ===========     ===========
INTEREST OF UNITHOLDERS

Outstanding Units                          148,946          167,595         218,383         284,859
                                       ===========      ===========     ===========     ===========
Redemption Price per Unit
  (based on bid side evaluation)       $     14.51      $     15.16     $     14.62     $     15.44
                                       ===========      ===========     ===========     ===========
Calculation of Offering Price per Unit:
  Aggregate offering side evaluation   $ 2,174,810      $ 2,557,226     $ 3,230,141     $ 4,446,001
                                       ===========      ===========     ===========     ===========

    Divided by outstanding Units       $     14.60      $     15.26     $     14.79     $     15.61

  Plus sales charge of 1.96% of Offering
    Price (2% of net amount invested)          .29              .30             .30             .31
                                       -----------      -----------     -----------     -----------

Offering Price per Unit                $     14.89      $     15.56     $     15.09     $     15.92
                                       ===========      ===========     ===========     ===========

                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            SCHEDULE OF INVESTMENTS
                               December 31, 1996
                               Bullion Portfolio
                                        Net Weight                       Value
       Refiner                      (Fine troy ounces)      (based on bid side evaluation)
---------------------               ------------------      ------------------------------
ASARCO                                     95.912                    $    35,401
CREDIT SUISSE                              99.500                         36,725
DEGUSSA                                   300.557                        110,936
ENGELHARD                               2,586.518                        954,684
ENGELHARD LONDON                           99.823                         36,845
HANDY & HARTMAN                           592.096                        218,543
JOHNSON & MATTHEY                         898.162                        331,512
MATTHEY BISHOP, USA                       199.562                         73,658
PAMP-SUISSE                               796.000                        293,803
PMR                                        95.002                         35,065
                                        ---------                    -----------
Total (identified cost $2,092,158)      5,763.132                    $ 2,127,172
                                        =========                    ===========






                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            SCHEDULE OF INVESTMENTS
                               December 31, 1996
                                 Coin Portfolio
                                                                          Value
                                            Coins             (based on bid side evaluation)
                                          --------            ------------------------------
American Eagle gold coins, one ounce
 (fine weight), $50 denomination
 (identified cost $3,173,783)              8,557                         $3,222,138
                                           =====                         ==========





                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            STATEMENTS OF OPERATIONS


                                                    Bullion Portfolio                                Coin Portfolio
                                       --------------------------------------------      ----------------------------------------

                                                Year Ended December 31                           Year Ended December 31
                                       --------------------------------------------      ----------------------------------------
                                           1996            1995            1994             1996            1995           1994
                                       ------------     -----------     -----------      -----------     -----------   ----------
Expenses (Note 3):
  Trustee fees                         $      2,500     $     2,718     $     3,115      $     3,932     $     4,469   $    4,927
  Sponsor fees                                4,620           5,435           6,230            7,864           8,938        9,854
  Gold storage fees                           3,090           3,530           4,022            5,163           5,642        6,218
  Professional fees                           4,500           4,500           4,350            4,500           4,500        4,350
  Other                                         500             500             500              500             500          500
                                       ------------     -----------     -----------      -----------     -----------   ----------
  Total expenses                             15,210          16,683          18,217           21,959          24,049       25,849
  Less: amount waived or
    absorbed by Sponsor                       6,829           6,655           6,852            7,694           7,554        7,870
                                       ------------     -----------     -----------      -----------     -----------   ----------

Net investment loss                          (8,381)        (10,028)        (11,365)         (14,265)        (16,495)     (17,979)

Net realized and unrealized gain
 (loss) on investments (Notes 5 & 6):
  Net realized gain (loss)
    on investments                           21,678          15,677         (22,556)          53,901           7,137      (15,141)

  Net change in unrealized
    appreciation (depreciation)
    on investments                         (110,727)         12,357         (33,917)        (214,620)         54,399      (95,243)
                                       ------------     -----------     -----------      -----------     -----------   ----------

Net realized and unrealized
  gain (loss) on investments                (89,049)         28,034         (56,473)        (160,719)         61,536     (110,384)
                                       ------------     -----------     -----------      -----------     -----------   ----------

Net increase (decrease) in net
  assets resulting from operations     $    (97,430)    $    18,006     $   (67,838)     $  (174,984)    $    45,041   $ (128,363)
                                       ============     ===========     ===========      ===========     ===========   ==========








                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                       STATEMENTS OF CHANGES IN NET ASSETS


                                                    Bullion Portfolio                                Coin Portfolio
                                       --------------------------------------------      -----------------------------------------

                                                Year Ended December 31                           Year Ended December 31
                                       --------------------------------------------      -----------------------------------------
                                           1996            1995            1994              1996            1995          1994
                                       -----------     -----------      -----------      ------------    -----------   -----------
From Operations
  Net investment loss                  $    (8,381)     $  (10,028)     $  (11,365)      $   (14,265)     $  (16,495)   $  (17,979)
  Net realized gain (loss) on
    investments                             21,678          15,677         (22,556)           53,901           7,137       (15,141)
  Net change in unrealized
    appreciation (depreciation) on
    investments                           (110,727)         12,357         (33,917)         (214,620)         54,399       (95,243)
                                       -----------     -----------      ----------       -----------     -----------   -----------
 Net increase (decrease) in net
    assets resulting from
    operations                             (97,430)         18,006         (67,838)         (174,984)         45,041      (128,363)

From Unit Transactions
  Issuance of 0; 0; 29,982; 0;
    5,178 and 35,500 Units,
    respectively                                 -               -         456,175                 -          79,592       547,249
  Redemption of 18,649; 34,578;
    37,284; 66,476; 55,107 and
    29,056 Units, respectively            (282,421)       (521,517)       (577,059)       (1,029,379)       (849,127)     (448,121)
                                       -----------     -----------      ----------       -----------     -----------   -----------
  Net increase (decrease) in net
    assets from Unit transactions         (282,421)       (521,517)       (120,884)       (1,029,379)       (769,535)       99,128
                                       -----------     -----------      ----------       -----------     -----------   -----------
  Net decrease in net
    assets                                (379,851)       (503,511)       (188,722)       (1,204,363)       (724,494)      (29,235)
  Net assets at beginning of year        2,540,829       3,044,340       3,233,062         4,396,853       5,121,347     5,150,582
                                       -----------     -----------      ----------       -----------     -----------   -----------
  Net assets at end of year
    (including accumulated net
     investment loss of $68,804;
     $60,423; $50,395; $99,183;
     $84,918 and $68,423,
     respectively)                     $ 2,160,978     $ 2,540,829      $ 3,044,340      $ 3,192,490     $ 4,396,853   $ 5,121,347
                                       ===========     ===========      ===========      ===========     ===========   ===========






                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                        SELECTED PER UNIT DATA AND RATIOS


                                                                   Year Ended December 31 (a)(b)
                       ------------------------------------------------------------------------------------------------------------
                                1996                 1995                  1994                  1993                 1992
                       --------------------  --------------------  --------------------  ---------------------  -------------------
                        Bullion     Coin      Bullion     Coin      Bullion     Coin      Bullion     Coin       Bullion    Coin
                       Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio   Portfolio Portfolio
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------   --------- ---------

Net asset value at
  beginning of year    $   15.16  $   15.44  $   15.06  $   15.30  $   15.43  $   15.69  $   13.17  $   13.41   $   14.07  $  14.32

Net investment loss         (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)       (.05)     (.05)

Net realized and
  unrealized gain (loss)
  on investments            (.60)      (.77)       .15        .19       (.32)      (.34)      2.31       2.33        (.85)     (.86)
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------   ---------  --------

Increase (decrease) in
  net asset value           (.65)      (.82)       .10        .14       (.37)      (.39)      2.26       2.28        (.90)     (.91)
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------   ---------  --------

Net asset value at end
  of year              $   14.51  $   14.62  $   15.16  $   15.44  $   15.06  $   15.30  $   15.43  $   15.69   $   13.17  $  13.41
                       =========  =========  =========  =========  =========  =========  =========  =========   =========  ========


Ratios to average net assets:
Expenses (c)                .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%        .35%      .35%
Net investment loss (c)    (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)      (.35%)    (.35%)

Investment turnover
  rate                      None       None       None      1.69%     14.24%      9.70%     15.94%      9.83%        None     6.68%

Number of Units outstanding
   at end of year        148,946    218,383    167,595    284,859    202,173    334,788    209,475    328,344     181,907   294,082

Net assets at end of year
  (in thousands)       $   2,161  $   3,192  $   2,541  $   4,397  $   3,044  $   5,121  $   3,233  $   5,151   $   2,396  $  3,942

Note:

(a) The selected per unit data was calculated using average net assets during the year.
(b) The Trust's sole investment activity was to hold Gold, and the Trust had no income.
(c) During the years ended December 31, 1996, 1995, 1994, 1993 and 1992, the Sponsor reimbursed expenses totaling $6,829, $6,655, $6,852, $6,337 and
      $6,216 for the Bullion Portfolio and $7,694,  $7,554,  $7,870,  $7,212 and
      $6,670 for the Coin Portfolio, respectively. Absent the foregoing, the ratios of expenses to average net assets and the ratios of net investment loss to average net assets would have increased to .64%, .58%, .56%, .59% and .62% for the Bullion Portfolio and .54%, .51%, .50%, .51% and .52% for the Coin Portfolio, respectively, for the years then ended.



                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1996


1.   Description of the Trust
     United States Gold Trust (the "Trust") is an investment trust established under the laws of New York in accordance with an Agreement and Declaration of Trust (the "Trust Agreement"), dated August 17, 1988, between Bullion Security Corporation (the "Sponsor") and United States Trust Company of New York (the "Trustee"). The Trust, which consists of a Bullion Portfolio and a Coin Portfolio (the "Portfolios"), commenced investment operations on August 18, 1988. On September 1, 1995, Chase Manhattan Bank, N.A. acquired the securities processing business of the Trustee, including the rights and obligations of the Trustee under the Trust Agreement. Other than the change of the Trustee, no changes were made to the Trust Agreement or its provisions in connection with its acquisition by Chase Manhattan Bank, N.A.

2.   Significant accounting policies
     Value is based on the dealer bid price for wholesale transactions at 2:30 p.m. Eastern Time.

     On August 18, 1988, 25,000 Units of each Portfolio were issued to the Sponsor in return for the deposit of gold bullion and American Eagle gold coins by the Sponsor. Additional Units of each Portfolio may be issued, up to a maximum aggregate of 1 million Units in each Portfolio, in exchange for additional deposits of gold bullion and American Eagle gold coins by the Sponsor. The deposits must be made so as not to vary the underlying gold per Unit and net asset value per Unit of the respective Portfolio. Cost to investors includes a sales charge computed at a rate of 1.96% of the Offering Price (equivalent to 2% of the net amount invested). A redeeming Unitholder may elect to be paid in cash at the Portfolio's applicable redemption price, based on the dealer bid price for wholesale transactions, or in kind. No commissions are charged on redemption transactions. Organizational and offering costs in connection with the formation of the Trust were borne by the Sponsor. On February 20, 1996, the Sponsor decided to terminate the public offering of Units in the Trust. Accordingly, there were no Units of either Portfolio issued to the Sponsor in return for deposits of gold bullion and American Eagle gold coins by the Sponsor during the year ended December 31, 1996.

3.   Transactions with affiliates
     Under the Trust Agreement, the Trustee is to receive a fee for its ordinary services to the Trust, payable monthly from the assets of the Trust, at an annual rate equal to .10% of each Portfolio's average daily net assets, subject to a minimum fee at the rate of $2,500 per year for each Portfolio. The Sponsor is to receive a fee, payable monthly from the assets of the Trust, at an annual rate equal to .20% of each Portfolio's average daily net assets. The Trust Agreement provides that, with respect to each Portfolio, the Sponsor will reimburse the Trustee for each calendar year of the Trust, up to 50% of the Sponsor's fee for the year, as may be needed to reduce the annual expense ratio of the Portfolio to .35%. During 1996, 1995 and 1994, the Sponsor voluntarily reimbursed each Portfolio of the Trust additional amounts in order to maintain its expense ratio at .35%. The Sponsor may continue voluntarily to make such additional reimbursements, although it is not required to do so.




                          Continued on following page.

                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1996


     For the years ended December 31, 1996, 1995 and 1994, the Trust had no income and made no distributions. Trustee fees, Sponsor fees and amounts waived or absorbed by the Sponsor for the years then ended consisted of the following:


                                                   Bullion Portfolio                               Coin Portfolio
                                         -------------------------------------         -------------------------------------
                                            1996          1995          1994              1996          1995          1994
                                         ---------     ---------     ---------         ---------     ---------     ---------
     Trustee fees                         $ 2,500       $ 2,718       $ 3,115           $ 3,932       $ 4,469       $ 4,927
     Sponsor fees                           4,620         5,435         6,230             7,864         8,938         9,854
     Amounts waived or absorbed
        by the Sponsor                      6,829         6,655         6,852             7,694         7,554         7,870



     Pursuant to an agreement between the Sponsor and World Money Securities, Inc. ("WMS"), an affiliate of the Sponsor, WMS receives from the Sponsor a commission equal to 1.96% of the Offering Price of each Unit sold by the Trust. For the years ended December 31, 1996, 1995 and 1994, WMS received commissions of $1,167, $2,760 and $17,630, respectively. The agreement was terminated effective February 29, 1996 due to the liquidation of WMS.

4.   Federal income taxes
     The Trust has received a ruling from the Internal Revenue Service to the effect that each Portfolio will be treated as a grantor trust for Federal income tax purposes and not as an association taxable as a corporation. As a grantor trust, each Portfolio will not be treated as a taxable entity; instead, each Unitholder in a Portfolio will be treated as the owner of an undivided interest in that Portfolio equal to the Unitholder's pro rata portion of that Portfolio's assets.

5.   Investments
     Purchases and cost of sales of investments and redemptions in-kind for the years ended December 31 were as follows:

                                                   Bullion Portfolio                               Coin Portfolio
                                         -------------------------------------         -------------------------------------
                                            1996          1995          1994              1996          1995          1994
                                         ---------     ---------     ---------         ---------     ---------     ---------
     Purchases                            $      -      $      -      $458,922          $      -     $ 78,860      $551,060
     Sales                                 292,382       121,494       398,769           468,043       75,880        76,934
     Redemptions in-kind                         -       403,791       239,025           521,870      777,086       420,310



     For the years ended December 31, 1996, 1995 and 1994, the Bullion Portfolio incurred net realized gains of $0 and $14,041 and a net realized loss of $9,492, respectively, and the Coin Portfolio incurred net realized gains of $34,509 and $1,928 and a net realized loss of $16,967, respectively, for redemptions in-kind. For the years ended December 31, 1996, 1995 and 1994, the Bullion Portfolio incurred net realized gains of $21,678 and $1,636 and a net realized loss of $13,064, respectively, and the Coin Portfolio incurred net realized gains of $19,392, $5,209 and $1,826, respectively, on the sale of investments. The realized gain or loss for Federal income tax purposes is recognized only upon the sale of gold bullion or American Eagle gold coins, either by the Trust (in which case the gain or loss would be allocated to all Unitholders) or by a redeeming Unitholder who elects an in-kind distribution (in which case any gain or loss would be that of the redeeming Unitholder at the time of ultimate sale).



                          Continued on following page.

                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1996


     Based on the cost of investments of $2,092,158 and $2,384,540 for the Bullion Portfolio and $3,173,783 and $4,163,696 for the Coin Portfolio for Federal income tax purposes at December 31, 1996 and 1995, respectively, the aggregate gross and net unrealized appreciation of investments were $35,014 and $145,741 for the Bullion Portfolio and $48,355 and $262,975 for the Coin Portfolio, respectively.

6.   Composition of net assets
     At December 31 net assets consisted of the following:

                                                      Bullion Portfolio                        Coin Portfolio
                                              -------------------------------         -------------------------------
                                                    1996            1995                    1996            1995
                                              --------------   --------------         --------------    -------------
     ASSETS
       Cost of investments                    $    2,092,158   $    2,384,540         $    3,173,783    $   4,163,696
       Net unrealized appreciation
         of investments                               35,014          145,741                 48,355          262,975
       Accumulated assets (liabilities)
         in excess of Trust (liabilities)
         assets other than investments                33,806           10,548                (29,648)         (29,818)
                                              --------------   --------------         --------------    -------------
                                              $    2,160,978   $    2,540,829         $    3,192,490    $   4,396,853
                                              ==============   ==============         ==============    =============

           Trustee                                       UNITED STATES
             Chase Manhattan Bank, N.A.                    GOLD TRUST
             770 Broadway
             New York, New York  10003

           Transfer Agent
             Chase Global Funds Services Company
             P.O. Box 2798
             Boston, Massachusetts 02208
             (for overnight delivery services
             73 Tremont Street
             Boston, Massachusetts 02108)
             1-800-341-8900
             In Mass. 1-617-557-8000

           Custodian
             Wilmington Trust Company
             Rodney Square North                            including
             Wilmington, Delaware  19890
                                                      the Bullion Portfolio
           Sponsor
             Bullion Security Corporation                      and
             625 Second Street
             Petaluma, California 94952                the Coin Portfolio

           Independent Auditors
             Ernst & Young LLP
             Sears Tower
             233 South Wacker Drive
             Chicago, Illinois 60606





         Investor's Information Office
             207 Jefferson Square
             Austin, Texas 78763                          ANNUAL REPORT
          1-800-531-5142 Nationwide                     December 31, 1996
       Local or Foreign 1-512-453-7558
          Telecopier 1-512-453-2015