Form 10-K, Exhibit 13
period 1997-12-31
UNITED STATES GOLD TRUST
filed 1998-03-31
CIK 862352

REPORT OF INDEPENDENT AUDITORS


Unitholders, Trustee and Sponsor
United States Gold Trust


We have audited the accompanying statements of assets and liabilities of the Bullion Portfolio and the Coin Portfolio, comprising United States Gold Trust, as of December 31, 1997 and 1996, including the schedules of investments as of December 31, 1997, and the related statements of operations and changes in net assets for each of the three years in the period ended December 31, 1997 and the selected per unit data and ratios for each of the years since 1993. These financial statements and per unit data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments as of December 31, 1997 and 1996, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of the Bullion Portfolio and the Coin Portfolio, comprising United States Gold Trust, at December 31, 1997 and 1996, the results of their operations and changes in their net assets for each of the three years in the period ended December 31, 1997 and the selected per unit data and ratios for each of the years since 1993, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
March 27, 1998

                      This page intentionally left blank.

                            UNITED STATES GOLD TRUST
                      STATEMENTS OF ASSETS AND LIABILITIES

                                             Bullion Portfolio                Coin Portfolio
                                       ----------------------------      ---------------------------
                                                December 31                     December 31
                                       ----------------------------      ---------------------------
                                           1997            1996             1997             1996
                                       -----------      -----------      -----------     -----------

ASSETS
Investments, at value
  (based on bid side evaluation)
  (cost:  $1,946,034; $2,092,158;
   $2,819,351 and $3,173,783,
   respectively)
  Gold Bullion                         $ 1,544,419      $ 2,127,172      $         -     $         -
  American Eagle Gold Coins                      -                -        2,240,736       3,222,138
Cash                                         9,633           42,264                -               -
                                       -----------      -----------      -----------     -----------
  Total Assets                           1,554,052        2,169,436        2,240,736       3,222,138

LIABILITIES

Bank overdraft                                   -                -           43,724          13,292
Payable to Sponsor                           3,645            4,620            5,274           7,864
Payable to Trustee                           2,500            2,500            2,682           3,932
Other accrued liabilities                      486            1,338            1,684           4,560
                                       -----------      -----------      -----------     -----------
  Total Liabilities                          6,631            8,458           53,364          29,648
                                       -----------      -----------      -----------     -----------

NET ASSETS                             $ 1,547,421      $ 2,160,978      $ 2,187,372     $ 3,192,490
                                       ===========      ===========      ===========     ===========
INTEREST OF UNITHOLDERS

Outstanding Units                          136,589          148,946          192,084         218,383
                                       ===========      ===========      ===========     ===========
Redemption Price per Unit
  (based on bid side evaluation)       $     11.33      $     14.51      $     11.39     $     14.62
                                       ===========      ===========      ===========     ===========
Calculation of Offering Price per Unit:
  Aggregate offering side evaluation   $ 1,560,291      $ 2,174,810      $ 2,220,759     $ 3,230,141
                                       ===========      ===========      ===========     ===========

    Divided by outstanding Units       $     11.42      $     14.60      $     11.56     $     14.79

  Plus sales charge of 1.96% of Offering
    Price (2% of net amount invested)          .23              .29              .23             .30
                                       -----------      -----------      -----------     -----------

Offering Price per Unit                $     11.65      $     14.89      $     11.79     $     15.09
                                       ===========      ===========      ===========     ===========

                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            SCHEDULE OF INVESTMENTS
                               December 31, 1997
                               Bullion Portfolio
                                        Net Weight                       Value
       Refiner                      (Fine troy ounces)      (based on bid side evaluation)
---------------------               ------------------      ------------------------------
ASARCO                                     95.912                    $    27,622
CREDIT SUISSE                              99.500                         28,656
DEGUSSA                                   300.557                         86,560
ENGELHARD                               2,285.774                        658,303
HANDY & HARMAN                            592.096                        170,524
JOHNSON & MATTHEY                         898.162                        258,671
MATTHEY BISHOP, USA                       199.562                         57,474
PAMP-SUISSE                               796.000                        229,248
PMR                                        95.002                         27,361
                                        ---------                    -----------
Total (identified cost $1,946,034)      5,362.565                    $ 1,544,419
                                        =========                    ===========






                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            SCHEDULE OF INVESTMENTS
                               December 31, 1997
                                 Coin Portfolio
                                                                          Value
                                            Coins             (based on bid side evaluation)
                                          --------            ------------------------------
American Eagle gold coins, one ounce
 (fine weight), $50 denomination
 (identified cost $2,819,351)              7,588                         $2,240,736
                                           =====                         ==========





                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            STATEMENTS OF OPERATIONS


                                                    Bullion Portfolio                                Coin Portfolio
                                       --------------------------------------------      ------------------------------------------

                                                Year Ended December 31                           Year Ended December 31
                                       --------------------------------------------      ------------------------------------------
                                           1997            1996            1995             1997            1996            1995
                                       -----------      -----------     -----------      -----------     -----------    -----------
Expenses (Note 3):
  Trustee fees                         $     2,500      $     2,500     $     2,718      $     2,682     $     3,932    $     4,469
  Sponsor fees                               3,645            4,620           5,435            5,274           7,864          8,938
  Gold storage fees                          2,293            3,090           3,530            3,284           5,163          5,642
  Professional fees                          4,650            4,500           4,500            4,650           4,500          4,500
  Other                                        500              500             500              500             500            500
                                       -----------      -----------     -----------      -----------     -----------    -----------
  Total expenses                            13,588           15,210          16,683           16,390          21,959         24,049
  Less: amount waived or
    absorbed by Sponsor                      6,956            6,829           6,655            6,796           7,694          7,554
                                       -----------      -----------     -----------      -----------     -----------    -----------

Net investment loss                         (6,632)          (8,381)        (10,028)          (9,594)        (14,265)       (16,495)

Net realized and unrealized gain
 (loss) on investments (Notes 5 & 6):
  Net realized gain (loss)
    on investments                         (13,136)          21,678          15,677          (24,124)         53,901          7,137

  Net change in unrealized
    appreciation (depreciation)
    on investments                        (436,629)        (110,727)         12,357         (626,970)       (214,620)        54,399
                                       -----------      -----------     -----------      -----------     -----------    -----------

Net realized and unrealized
  gain (loss) on investments              (449,765)         (89,049)         28,034         (651,094)       (160,719)        61,536
                                       -----------      -----------     -----------      -----------     -----------    -----------

Net increase (decrease) in net
  assets resulting from operations     $  (456,397)     $   (97,430)    $    18,006      $  (660,688)    $  (174,984)   $    45,041
                                       ===========      ===========     ===========      ===========     ===========    ===========








                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                       STATEMENTS OF CHANGES IN NET ASSETS


                                                    Bullion Portfolio                                Coin Portfolio
                                       --------------------------------------------      -----------------------------------------

                                                Year Ended December 31                           Year Ended December 31
                                       --------------------------------------------      -----------------------------------------
                                           1997            1996            1995              1997            1996          1995
                                       -----------     -----------      -----------      ------------    -----------   -----------
From Operations
  Net investment loss                  $    (6,632)    $    (8,381)     $   (10,028)      $    (9,594)   $   (14,265)  $   (16,495)
  Net realized gain (loss) on
    investments                            (13,136)         21,678           15,677           (24,124)        53,901         7,137
  Net change in unrealized
    appreciation (depreciation) on
    investments                           (436,629)       (110,727)          12,357          (626,970)      (214,620)       54,399
                                       -----------     -----------      -----------       -----------    -----------   -----------
 Net increase (decrease) in net
    assets resulting from
    operations                            (456,397)        (97,430)          18,006          (660,688)      (174,984)       45,041

From Unit Transactions
  Issuance of 0; 0; 0; 0;
    0 and 5,178 Units,
    respectively                                 -               -                -                 -              -        79,592
  Redemption of 12,357; 18,649;
    34,578; 26,299; 66,476 and
    55,107 Units, respectively            (157,160)       (282,421)        (521,517)         (344,430)    (1,029,379)     (849,127)
                                       -----------     -----------      -----------       -----------    -----------   -----------
  Net decrease in net
    assets from Unit transactions         (157,160)       (282,421)        (521,517)         (344,430)    (1,029,379)     (769,535)
                                       -----------     -----------      -----------       -----------    -----------   -----------
  Net decrease in net
    assets                                (613,557)       (379,851)        (503,511)       (1,005,118)    (1,204,363)     (724,494)
  Net assets at beginning of year        2,160,978       2,540,829        3,044,340         3,192,490      4,396,853     5,121,347
                                       -----------     -----------      -----------       -----------    -----------   -----------
  Net assets at end of year
    (including accumulated net
     investment loss of $75,436;
     $68,804; $60,423; $108,777;
     $99,183 and $84,918,
     respectively)                     $ 1,547,421     $ 2,160,978      $ 2,540,829       $ 2,187,372    $ 3,192,490   $ 4,396,853
                                       ===========     ===========      ===========       ===========    ===========   ===========






                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                        SELECTED PER UNIT DATA AND RATIOS


                                                                   Year Ended December 31 (a)(b)
                       ------------------------------------------------------------------------------------------------------------
                                1997                 1996                  1995                  1994                 1993
                       --------------------  --------------------  --------------------  --------------------- --------------------
                        Bullion     Coin      Bullion     Coin      Bullion     Coin      Bullion     Coin      Bullion     Coin
                       Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net asset value at
  beginning of year    $   14.51  $   14.62  $   15.16  $   15.44  $   15.06  $   15.30  $   15.43  $   15.69  $   13.17  $   13.41

Net investment loss         (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)

Net realized and
  unrealized gain (loss)
  on investments           (3.13)     (3.18)      (.60)      (.77)       .15        .19       (.32)      (.34)      2.31       2.33
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Increase (decrease) in
  net asset value          (3.18)     (3.23)      (.65)      (.82)       .10        .14       (.37)      (.39)      2.26       2.28
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net asset value at end
  of year              $   11.33  $   11.39  $   14.51  $   14.62  $   15.16  $   15.44  $   15.06  $   15.30  $   15.43  $   15.69
                       =========  =========  =========  =========  =========  =========  =========  =========  =========  =========


Ratios to average net assets:
Expenses (c)                .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%
Net investment loss (c)    (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)

Investment turnover
  rate                      None       None       None       None       None      1.69%     14.24%      9.70%     15.94%      9.83%

Number of Units outstanding
   at end of year        136,589    192,084    148,946    218,383    167,595    284,859    202,173    334,788    209,475    328,344

Net assets at end of year
  (in thousands)       $   1,547  $   2,187  $   2,161  $   3,192  $   2,541  $   4,397  $   3,044  $   5,121  $   3,233  $   5,151

Note:

(a) The selected per unit data was calculated using average net assets during the year.
(b) The Trust's sole investment activity was to hold Gold, and the Trust had no income.
(c) During the years ended December 31, 1997, 1996, 1995, 1994 and 1993, the Sponsor reimbursed expenses totaling $6,956, $6,829, $6,655, $6,852 and
      $6,337 for the Bullion Portfolio and $6,796,  $7,694,  $7,554,  $7,870 and
      $7,212 for the Coin Portfolio, respectively. Absent the foregoing, the ratios of expenses to average net assets and the ratios of net investment loss to average net assets would have increased to .72%, .64%, .58%, .56% and .59% for the Bullion Portfolio and .60%, .54%, .51%, .50% and .51% for the Coin Portfolio, respectively, for the years then ended.



                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997


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

     On August 18, 1988, 25,000 Units of each Portfolio were issued to the Sponsor in return for the deposit of gold bullion and American Eagle gold coins by the Sponsor. Additional Units of each Portfolio may be issued, up to a maximum aggregate of 1 million Units in each Portfolio, in exchange for additional deposits of gold bullion and American Eagle gold coins by the Sponsor. The deposits must be made so as not to vary the underlying gold per Unit and net asset value per Unit of the respective Portfolio. Cost to investors includes a sales charge computed at a rate of 1.96% of the Offering Price (equivalent to 2% of the net amount invested). A redeeming Unitholder may elect to be paid in cash at the Portfolio's applicable redemption price, based on the dealer bid price for wholesale transactions, or in kind. No commissions are charged on redemption transactions. Organizational and offering costs in connection with the formation of the Trust were borne by the Sponsor. On February 20, 1996, the Sponsor decided to terminate the public offering of Units in the Trust. Accordingly, there were no Units of either Portfolio issued to the Sponsor in return for deposits of gold bullion and American Eagle gold coins by the Sponsor since that date.

3.   Transactions with affiliates
     Under the Trust Agreement, the Trustee is to receive a fee for its ordinary services to the Trust, payable monthly from the assets of the Trust, at an annual rate equal to .10% of each Portfolio's average daily net assets, subject to a minimum fee at the rate of $2,500 per year for each Portfolio. The Sponsor is to receive a fee, payable monthly from the assets of the Trust, at an annual rate equal to .20% of each Portfolio's average daily net assets. The Trust Agreement provides that, with respect to each Portfolio, the Sponsor will reimburse the Trustee for each calendar year of the Trust, up to 50% of the Sponsor's fee for the year, as may be needed to reduce the annual expense ratio of the Portfolio to .35%. During each of the three years in the period ended December 31, 1997, the Sponsor voluntarily reimbursed each Portfolio of the Trust additional amounts in order to maintain its expense ratio at .35%. The Sponsor may continue voluntarily to make such additional reimbursements, although it is not required to do so.




                          Continued on following page.

                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997


     For each of the three years in the period ended December 31, 1997, the Trust had no income and made no distributions. Trustee fees, Sponsor fees and amounts waived or absorbed by the Sponsor for the years then ended consisted of the following:


                                                   Bullion Portfolio                               Coin Portfolio
                                         -------------------------------------         -------------------------------------
                                            1997          1996          1995              1997          1996          1995
                                         ---------     ---------     ---------         ---------     ---------     ---------
     Trustee fees                        $   2,500     $   2,500     $   2,718         $   2,682     $   3,932     $   4,469
     Sponsor fees                            3,645         4,620         5,435             5,274         7,864         8,938
     Amounts waived or absorbed
        by the Sponsor                       6,956         6,829         6,655             6,796         7,694         7,554



     Pursuant to an agreement between the Sponsor and World Money Securities, Inc. ("WMS"), an affiliate of the Sponsor, WMS received from the Sponsor a commission equal to 1.96% of the Offering Price of each Unit sold by the Trust. For the years ended December 31, 1997, 1996 and 1995, WMS received commissions of $0, $1,167 and $2,760, respectively. The agreement was terminated effective February 29, 1996 due to the liquidation of WMS.

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

5.   Investments
     Purchases, cost of sales of investments and redemptions in-kind for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                   Bullion Portfolio                               Coin Portfolio
                                         -------------------------------------         -------------------------------------
                                            1997          1996          1995              1997          1996          1995
                                         ---------     ---------     ---------         ---------     ---------     ---------
     Purchases                           $       -     $       -     $       -         $       -     $       -     $  78,860
     Sales                                 146,124       292,382       121,494           292,062       468,043        75,880
     Redemptions in-kind                         -             -       403,791            62,370       521,870       777,086



     For the years ended December 31, 1997, 1996 and 1995, the Bullion Portfolio incurred net realized gains of $0, $0 and $14,041, respectively, and the Coin Portfolio incurred a net realized loss of $6,227 and net realized gains of $34,509 and $1,928, respectively, for redemptions in-kind. For the years ended December 31, 1997, 1996 and 1995, the Bullion Portfolio incurred a net realized loss of $13,136 and net realized gains of $21,678 and $1,636, respectively, and the Coin Portfolio incurred a net realized loss of $17,897 and net realized gains of $19,392 and $5,209, respectively, on the sale of investments. The realized gain or loss for Federal income tax purposes is recognized only upon the sale of gold bullion or American Eagle gold coins, either by the Trust (in which case the gain or loss would be allocated to all Unitholders) or by a redeeming Unitholder who elects an in-kind distribution (in which case any gain or loss would be that of the redeeming Unitholder at the time of ultimate sale).



                          Continued on following page.

                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997


     Based on the cost of investments of $1,946,034 and $2,092,158 for the Bullion Portfolio and $2,819,351 and $3,173,783 for the Coin Portfolio for Federal income tax purposes at December 31, 1997 and 1996, respectively, the aggregate gross and net unrealized appreciation or (depreciation) on investments were $(401,615) and $35,014 for the Bullion Portfolio and $(578,615) and $48,355 for the Coin Portfolio, respectively.

6.   Composition of net assets
     At December 31, 1997 and 1996, net assets consisted of the following:

                                                      Bullion Portfolio                        Coin Portfolio
                                              -------------------------------         -------------------------------
                                                    1997            1996                    1997            1996
                                              --------------   --------------         --------------    -------------

       Cost of investments                    $    1,946,034   $    2,092,158         $    2,819,351    $   3,173,783
       Net unrealized appreciation
         (depreciation) on investments              (401,615)          35,014               (578,615)          48,355
       Accumulated assets (liabilities)
         in excess of Trust (liabilities)
         assets other than investments                 3,002           33,806                (53,364)         (29,648)
                                              --------------   --------------         --------------    -------------
                                              $    1,547,421   $    2,160,978         $    2,187,372    $   3,192,490
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

           Independent Auditors
             Ernst & Young LLP
             Sears Tower
             233 South Wacker Drive
             Chicago, Illinois 60606




                  Investor's
              Information Office
             207 Jefferson Square
             Austin, Texas 78763                          ANNUAL REPORT
          1-800-531-5142 Nationwide                     December 31, 1997
       Local or Foreign 1-512-453-7558
          Telecopier 1-512-453-2015