Form 10-K, Exhibit 13
period 1998-12-31
UNITED STATES GOLD TRUST
filed 1999-03-31
CIK 862352

REPORT OF INDEPENDENT AUDITORS


Unitholders, Trustee and Sponsor
United States Gold Trust



We have audited the accompanying statements of assets and liabilities of the Bullion Portfolio and the Coin Portfolio, comprising United States Gold Trust, as of December 31, 1998 and 1997, including the schedules of investments as of December 31, 1998, and the related statements of operations and changes in net assets for each of the three years in the period ended December 31, 1998 and the selected per unit data and ratios for each of the years since 1994. These financial statements and per unit data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments as of December 31, 1998 and 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of the Bullion Portfolio and the Coin Portfolio, comprising United States Gold Trust, at December 31, 1998 and 1997, the results of their operations and changes in their net assets for each of the three years in the period ended December 31, 1998 and the selected per unit data and ratios for each of the years since 1994, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
March 26, 1999

                      This page intentionally left blank.

                              UNITED STATES GOLD TRUST
                      STATEMENTS OF ASSETS AND LIABILITIES

                                             Bullion Portfolio                Coin Portfolio
                                       ----------------------------     --------------------------
                                                December 31                     December 31
                                       ----------------------------     --------------------------
                                           1998            1997             1998           1997
                                       -----------      -----------     -----------    -----------

ASSETS
Investments, at value
  (based on bid side evaluation)
  (cost:  $1,495,233; $1,946,034;
   $2,007,945 and $2,819,351,
   respectively)
  Gold Bullion                         $ 1,169,627      $ 1,544,419     $         -    $         -
  American Eagle Gold Coins                      -                -       1,582,111      2,240,736
Cash                                       104,566            9,633          88,793              -
Due from Sponsor                               858                -               -              -
                                       -----------      -----------     -----------    -----------
  Total Assets                           1,275,051        1,554,052       1,670,904      2,240,736

LIABILITIES

Bank overdraft                                   -                -               -         43,724
Payable to Sponsor                           2,708            3,645           4,087          5,274
Payable to Trustee                           2,500            2,500           2,500          2,682
Other accrued liabilities                        -              486           1,663          1,684
                                       -----------      -----------     -----------    -----------
  Total Liabilities                          5,208            6,631           8,250         53,364
                                       -----------      -----------     -----------    -----------

NET ASSETS                             $ 1,269,843      $ 1,547,421     $ 1,662,654    $ 2,187,372
                                       ===========      ===========     ===========    ===========
INTEREST OF UNITHOLDERS

Outstanding Units                          112,377          136,589         147,719        192,084
                                       ===========      ===========     ===========    ===========
Redemption Price per Unit
  (based on bid side evaluation)       $     11.30      $     11.33     $     11.26    $     11.39
                                       ===========      ===========     ===========    ===========
Calculation of Offering Price per Unit:
  Aggregate offering side evaluation   $ 1,279,628      $ 1,560,291     $ 1,694,904    $ 2,220,759
                                       ===========      ===========     ===========    ===========

    Divided by outstanding Units       $     11.39      $     11.42     $     11.47    $     11.56

  Plus sales charge of 1.96% of Offering
    Price (2% of net amount invested)          .22              .23             .23            .23
                                       -----------      -----------     -----------    -----------

Offering Price per Unit                $     11.61      $     11.65     $     11.70    $     11.79
                                       ===========      ===========     ===========    ===========

                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                            SCHEDULE OF INVESTMENTS
                               December 31, 1998
                               Bullion Portfolio
                                        Net Weight                       Value
       Refiner                      (Fine troy ounces)      (based on bid side evaluation)
---------------------               ------------------      ------------------------------
DEGUSSA                                   300.557                    $    86,230
ENGELHARD                               1,485.702                        426,248
HANDY & HARMAN                            496.294                        142,387
JOHNSON & MATTHEY                         898.162                        257,683
MATTHEY BISHOP, USA                       199.562                         57,254
PAMP-SUISSE                               696.500                        199,825
                                        ---------                    -----------
Total (identified cost $1,495,233)      4,076.777                    $ 1,169,627
                                        =========                    ===========






                            See accompanying notes.

                           UNITED STATES GOLD TRUST
                            SCHEDULE OF INVESTMENTS
                               December 31, 1998
                                 Coin Portfolio
                                                                          Value
                                            Coins             (based on bid side evaluation)
                                          --------            ------------------------------
American Eagle gold coins, one ounce
 (fine weight), $50 denomination
 (identified cost $2,007,945)              5,366                         $1,582,111
                                           =====                         ==========





                            See accompanying notes.

                              UNITED STATES GOLD TRUST
                              STATEMENTS OF OPERATIONS


                                                    Bullion Portfolio                                Coin Portfolio
                                       --------------------------------------------      ------------------------------------------

                                                Year Ended December 31                           Year Ended December 31
                                       --------------------------------------------      ------------------------------------------
                                           1998             1997            1996             1998            1997           1996
                                       -----------      -----------     -----------      -----------     -----------    -----------
Expenses (Note 3):
  Trustee fees                         $     2,500      $     2,500     $     2,500      $     2,500     $     2,682    $     3,932
  Sponsor fees                               2,708            3,645           4,620            4,087           5,274          7,864
  Gold storage fees                          2,688            2,293           3,090            3,908           3,284          5,163
  Professional fees                          4,700            4,650           4,500            4,700           4,650          4,500
  Other                                        500              500             500              500             500            500
                                       -----------      -----------     -----------      -----------     -----------    -----------
  Total expenses                            13,096           13,588          15,210           15,695          16,390         21,959
  Less: amount waived or
    absorbed by Sponsor                      8,193            6,956           6,829            8,298           6,796          7,694
                                       -----------      -----------     -----------      -----------     -----------    -----------

Net investment loss                         (4,903)          (6,632)         (8,381)          (7,397)         (9,594)       (14,265)

Net realized and unrealized gain
 (loss) on investments (Notes 5 & 6):
  Net realized gain (loss)
    on investments                         (66,165)         (13,136)         21,678         (157,469)        (24,124)        53,901

  Net change in unrealized
    appreciation (depreciation)
    on investments                          76,009         (436,629)       (110,727)         152,781        (626,970)      (214,620)
                                       -----------      -----------     -----------      -----------     -----------    -----------

Net realized and unrealized
  gain (loss) on investments                 9,844         (449,765)        (89,049)          (4,688)       (651,094)      (160,719)
                                       -----------      -----------     -----------      -----------     -----------    -----------

Net increase (decrease) in net
  assets resulting from operations     $     4,941      $  (456,397)    $   (97,430)     $   (12,085)    $  (660,688)   $  (174,984)
                                       ===========      ===========     ===========      ===========     ===========    ===========








                            See accompanying notes.

                             UNITED STATES GOLD TRUST
                       STATEMENTS OF CHANGES IN NET ASSETS


                                                    Bullion Portfolio                                Coin Portfolio
                                       --------------------------------------------      -----------------------------------------

                                                Year Ended December 31                           Year Ended December 31
                                       --------------------------------------------      -----------------------------------------
                                           1998            1997             1996              1998            1997         1996
                                       -----------     -----------      -----------      ------------    -----------   -----------
From Operations
  Net investment loss                  $    (4,903)    $    (6,632)     $    (8,381)      $    (7,397)   $    (9,594)  $   (14,265)
  Net realized gain (loss) on
    investments                            (66,165)        (13,136)          21,678          (157,469)       (24,124)       53,901
  Net change in unrealized
    appreciation (depreciation) on
    investments                             76,009        (436,629)        (110,727)          152,781       (626,970)     (214,620)
                                       -----------     -----------      -----------       -----------    -----------   -----------
 Net increase (decrease) in net
    assets resulting from
    operations                               4,941        (456,397)         (97,430)          (12,085)      (660,688)     (174,984)

From Unit Transactions
  Redemption of 24,212; 12,357;
    18,649; 44,365; 26,299 and
    66,476 Units, respectively            (282,519)       (157,160)        (282,421)         (512,633)      (344,430)   (1,029,379)
                                       -----------     -----------      -----------       -----------    -----------   -----------
  Net decrease in net
    assets from Unit transactions         (282,519)       (157,160)        (282,421)         (512,633)      (344,430)   (1,029,379)
                                       -----------     -----------      -----------       -----------    -----------   -----------
  Net decrease in net
    assets                                (277,578)       (613,557)        (379,851)         (524,718)    (1,005,118)   (1,204,363)
  Net assets at beginning of year        1,547,421       2,160,978        2,540,829         2,187,372      3,192,490     4,396,853
                                       -----------     -----------      -----------       -----------    -----------   -----------
  Net assets at end of year
    (including accumulated net
     investment loss of $80,339;
     $75,436; $68,804; $116,174;
     $108,777 and $99,183,
     respectively)                     $ 1,269,843     $ 1,547,421      $ 2,160,978       $ 1,662,654    $ 2,187,372   $ 3,192,490
                                       ===========     ===========      ===========       ===========    ===========   ===========






                            See accompanying notes.

                            UNITED STATES GOLD TRUST
                        SELECTED PER UNIT DATA AND RATIOS


                                                                   Year Ended December 31 (a)(b)
                       ------------------------------------------------------------------------------------------------------------
                                1998                 1997                  1996                  1995                 1994
                       --------------------  --------------------  --------------------  --------------------- --------------------
                        Bullion     Coin      Bullion     Coin      Bullion     Coin      Bullion     Coin      Bullion     Coin
                       Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio  Portfolio
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net asset value at
  beginning of year    $   11.33  $   11.39  $   14.51  $   14.62  $   15.16  $   15.44  $   15.06  $   15.30  $   15.43  $   15.69

Net investment loss         (.04)      (.04)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)      (.05)

Net realized and
  unrealized gain (loss)
  on investments             .01       (.09)     (3.13)     (3.18)      (.60)      (.77)       .15        .19       (.32)      (.34)
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Increase (decrease) in
  net asset value           (.03)      (.13)     (3.18)     (3.23)      (.65)      (.82)       .10        .14       (.37)      (.39)
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net asset value at end
  of year              $   11.30  $   11.26  $   11.33  $   11.39  $   14.51  $   14.62  $   15.16  $   15.44  $   15.06  $   15.30
                       =========  =========  =========  =========  =========  =========  =========  =========  =========  =========


Ratios to average net assets:
Expenses (c)                .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%       .35%
Net investment loss (c)    (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)     (.35%)

Investment turnover
  rate                      None       None       None       None       None       None       None      1.69%     14.24%      9.70%

Number of Units outstanding
   at end of year        112,377    147,719    136,589    192,084    148,946    218,383    167,595    284,859    202,173    334,788

Net assets at end of year
  (in thousands)       $   1,270  $   1,663  $   1,547  $   2,187  $   2,161  $   3,192  $   2,541  $   4,397  $   3,044  $   5,121

Note:

(a) The selected per unit data was calculated using average net assets during the year.
(b) The Trust's sole investment activity was to hold Gold, and the Trust had no income.
(c) During the years ended December 31, 1998, 1997, 1996, 1995 and 1994, the Sponsor reimbursed expenses totaling $8,193, $6,956, $6,829, $6,655 and
      $6,852 for the Bullion Portfolio and $8,298,  $6,796,  $7,694,  $7,554 and
      $7,870 for the Coin Portfolio, respectively. Absent the foregoing, the ratios of expenses to average net assets and the ratios of net investment loss to average net assets would have increased to .93%, .72%, .64%, .58% and .56% for the Bullion Portfolio and .74%, .60%, .54%, .51% and .50% for the Coin Portfolio, respectively, for the years then ended.



                             UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


1.   Description  of the Trust
     United States Gold Trust (the "Trust") is an investment trust established under the laws of New York in accordance with an Agreement and Declaration of Trust (the "Trust Agreement"), dated August 17, 1988, between Bullion Security Corporation (the "Sponsor") and United States Trust Company of New York (the "Trustee"). The Trust, which consists of a Bullion Portfolio and a Coin Portfolio (the "Portfolios"), commenced investment operations on August 18, 1988. On September 1, 1995, Chase Manhattan Bank, N.A., a subsidiary of Chase Manhattan Corporation, acquired the securities processing business of the Trustee, including the rights and obligations of the Trustee under the Trust Agreement. Other than the change of the Trustee, no changes were made to the Trust Agreement or its provisions in connection with its acquisition by Chase Manhattan Bank, N.A.

2.   Significant accounting policies
     Value is based on the dealer bid price for wholesale transactions at 2:30 p.m. Eastern Time.

     On August 18, 1988, 25,000 Units of each Portfolio were issued to the Sponsor in return for the deposit of gold bullion and American Eagle gold coins by the Sponsor. Additional Units of each Portfolio may be issued, up to a maximum aggregate of 1 million Units in each Portfolio, in exchange for additional deposits of gold bullion and American Eagle gold coins by the Sponsor. The deposits must be made so as not to vary the underlying gold per Unit and net asset value per Unit of the respective Portfolio. Cost to investors includes a sales charge computed at a rate of 1.96% of the Offering Price (equivalent to 2% of the net amount invested). A redeeming Unitholder may elect to be paid in cash at the Portfolio's applicable redemption price, based on the dealer bid price for wholesale transactions, or in kind. No commissions are charged on redemption transactions. Organizational and offering costs in connection with the formation of the Trust were borne by the Sponsor. On February 20, 1996, the Sponsor decided to terminate the public offering of Units in the Trust. Accordingly, there have been no Units of either Portfolio issued to the Sponsor in return for deposits of gold bullion and American Eagle gold coins by the Sponsor since that date.

3.   Transactions with affiliates
     Under the Trust Agreement, the Trustee is to receive a fee for its ordinary services to the Trust, payable monthly from the assets of the Trust, at an annual rate equal to .10% of each Portfolio's average daily net assets, subject to a minimum fee at the rate of $2,500 per year for each Portfolio. The Sponsor is to receive a fee, payable monthly from the assets of the Trust, at an annual rate equal to .20% of each Portfolio's average daily net assets. The Trust Agreement provides that, with respect to each Portfolio, the Sponsor will reimburse the Trustee for each calendar year of the Trust, up to 50% of the Sponsor's fee for the year, as may be needed to reduce the annual expense ratio of the Portfolio to .35%. During each of the three years in the period ended December 31, 1998, the Sponsor voluntarily reimbursed each Portfolio of the Trust additional amounts in order to maintain its expense ratio at .35%. The Sponsor may continue voluntarily to make such additional reimbursements, although it is not required to do so, and has in fact advised the Trustee of its intention to discontinue such voluntary reimbursements prospectively. Accordingly, there can be no assurance that the future expenses of the Trust can be maintained at .35% per year.




                          Continued on following page.

                           UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


     For each of the three years in the period ended December 31, 1998, the Trust had no income and made no distributions. Trustee fees, Sponsor fees and amounts waived or absorbed by the Sponsor for the years then ended consisted of the following:


                                                   Bullion Portfolio                               Coin Portfolio
                                         -------------------------------------         -------------------------------------
                                            1998          1997          1996              1998          1997          1996
                                         ---------     ---------     ---------         ---------     ---------     ---------
     Trustee fees                        $   2,500     $   2,500     $   2,500         $   2,500     $   2,682     $   3,932
     Sponsor fees                            2,708         3,645         4,620             4,087         5,274         7,864
     Amounts waived or absorbed
        by the Sponsor                       8,193         6,956         6,829             8,298         6,796         7,694



     Pursuant to an agreement between the Sponsor and World Money Securities, Inc. ("WMS"), a former affiliate of the Sponsor, WMS received from the Sponsor a commission equal to 1.96% of the Offering Price of each Unit sold by the Trust. For the years ended December 31, 1998, 1997 and 1996, WMS received commissions of $0, $0 and $1,167, respectively. The agreement was terminated effective February 29, 1996 due to the liquidation of WMS.

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

5.   Investments
     There were no investment purchases during the years ended December 31, 1998, 1997 and 1996. Cost of sales of investments and redemptions in-kind for the years then ended were as follows:

                                                   Bullion Portfolio                               Coin Portfolio
                                         -------------------------------------         -------------------------------------
                                            1998          1997          1996              1998          1997          1996
                                         ---------     ---------     ---------         ---------     ---------     ---------
     Sales                               $ 450,801     $ 146,124     $ 292,382         $ 733,658     $ 292,062     $ 468,043
     Redemptions in-kind                         -             -             -            77,748        62,370       521,870



     For the years ended December 31, 1998, 1997 and 1996, the Coin Portfolio incurred net realized losses of $11,161 and $6,227 and a net realized gain of $34,509, respectively, for redemptions in-kind. The Bullion Portfolio incurred no realized gains or losses on redemptions in-kind during the three years then ended. Also during that same period, the Bullion Portfolio incurred net realized losses of $66,165 and $13,136 and a net realized gain of $21,678, respectively, and the Coin Portfolio incurred net realized losses of $146,308 and $17,897 and a net realized gain of $19,392, respectively, on the sale of investments. A realized gain or loss for Federal income tax purposes is recognized only upon the sale of gold bullion or American Eagle gold coins, either by the Trust (in which case the gain or loss would be allocated to all Unitholders)or by a redeeming Unitholder who elects an in-kind distribution (in which case the gain or loss would be that of the redeeming Unitholder at the time of ultimate sale).
                          Continued on following page.

                            UNITED STATES GOLD TRUST
                         NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


     Based on the cost of investments of $1,495,233 and $1,946,034 for the Bullion Portfolio and $2,007,945 and $2,819,351 for the Coin Portfolio for Federal income tax purposes at December 31, 1998 and 1997, respectively, the aggregate gross and net unrealized depreciation on investments were $325,606 and $401,615 for the Bullion Portfolio and $425,834 and $578,615
     for the Coin Portfolio, respectively.

6.   Composition of net assets
     At December 31, 1998 and 1997, net assets consisted of the following:

                                                      Bullion Portfolio                        Coin Portfolio
                                              -------------------------------         -------------------------------
                                                    1998            1997                    1998            1997
                                              --------------   --------------         --------------    -------------

       Cost of investments                    $    1,495,233   $    1,946,034         $    2,007,945    $   2,819,351
       Net unrealized depreciation
         on investments                             (325,606)        (401,615)              (425,834)        (578,615)
       Accumulated assets (liabilities)
         in excess of Trust (liabilities)
         assets other than investments               100,216            3,002                 80,543          (53,364)
                                              --------------   --------------         --------------    -------------
                                              $    1,269,843   $    1,547,421         $    1,662,654    $   2,187,372
                                              ==============   ==============         ==============    =============


7.   Year 2000 problem
     The ability of the Trustee to perform its duties and obligations under the Trust Agreement is substantially dependent on the continued functionality of its computer system. The maintenance of the books and records of each Portfolio of the Trust, including asset pricing, investment transactions and Unitholder accounting, could be adversely affected if the computer systems used by the Sponsor or Trustee do not properly process and calculate date-related information and data from and after January 1, 2000 (the "Year 2000 Problem"). The Sponsor is taking what it believes to be reasonable steps to address the Year 2000 Problem as it relates to the Trust and has received representations that corollary steps are being taken by the Trustee. At this time, there can be no assurance that these steps will be sufficient to avoid any adverse impact resulting from the Year 2000 Problem on the operations of the Trust.

           Trustee                                       UNITED STATES
             Chase Manhattan Bank, N.A.                    GOLD TRUST
             270 Park Avenue
             New York, New York 10017

           Transfer Agent
             Chase Global Funds Services Company
             P.O. Box 2798
             Boston, Massachusetts 02208
             (for overnight delivery services,
             73 Tremont Street
             Boston, Massachusetts 02108)
             1-800-341-8900
             In Mass. 1-617-557-8000

           Custodian
             Republic National Bank of New York
             452 Fifth Avenue                               including
             New York, New York  10018
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

           Independent Auditors
             Ernst & Young LLP
             Sears Tower
             233 South Wacker Drive
             Chicago, Illinois 60606




                  Investor's
              Information Office
             207 Jefferson Square
             Austin, Texas 78763                          ANNUAL REPORT
          1-800-531-5142 Nationwide                     December 31, 1998
       Local or Foreign 1-512-453-7558
          Telecopier 1-512-453-2015